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                                                                    Exhibit 99.1

                                January 5, 2001

Mr. J. Vincent Ciroli, Jr.
7915 M East Pike
Norwich, OH 43767

Dear Mr. Ciroli:

This letter will acknowledge receipt and acceptance of your resignation as a director of Belmont Bancorp. As you are aware, because of your breaches of your fiduciary duty as a director, Belmont Bancorp. in July 1999 removed you as a director of Belmont National Bank. The Board of Directors of Belmont Bancorp. also authorized the Chairman of the Board to seek your removal as a director of Belmont Bancorp. At that time, you refused to resign that position. You have now done so.

You attribute your resignation to a claimed inability to "function as an effective director." You argue that the Board of Directors prevented you from performing your duties as a director. You chronicle events of June 1999 in a way that is neither accurate nor constructive.

The relevant facts are that:

     The Board of Directors provided you with meeting notices and directors' information packages and you participated in meetings both personally and by telephone without raising objections as to notice.

     The Board of Directors provided you the opportunity to contribute to the preparation of Belmont Bancorp.'s S-2 Registration Statement and to assure that the statements contained therein were accurate and not misleading. You did make limited comments and your comments were taken into account in preparation of the Registration Statement.

     The Board of Directors provided you the further opportunity to contribute financially to the recapitalization of the Bank along with the other directors of Belmont Bancorp. You declined to do so.

     Since the Board of Directors' discovery of loan losses suffered during your tenure as President and CEO, the other members of the Board and the Bank's new President and CEO have acted aggressively to stem the losses and reverse the Bank's fortunes.  The record of the Board's actions is there for all the world to see--in the improved financial performance of the
     Bank, in the substantial personal financial contributions made by other Belmont Bancorp. directors toward the recapitalization of the Bank, and in the legal
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     actions brought by the Bank against various parties the Bank believes to be responsible for the loan losses, including via cross claims filed against S.R. Snodgrass, A.C., in the Fleagane litigation.

Your resignation brings closure to the matter of your participation on the Board of Directors of Belmont Bancorp. The Board will continue to act in the best interests of its shareholders.


Very truly yours,


W. Quay Mull, II, Chairman

cc: Board of Directors of Belmont Bancorp.
    Office of the Comptroller of the Currency
    Federal Reserve Bank of Cleveland